                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 AMENDMENT NO. 1


                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   04315D400*
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]  Rule 13d-1(b)

           [ ]  Rule 13d-1(c)

           [X]  Rule 13d-1(d)


--------------------
* This is the new CUSIP number that was assigned to the Issuer after a 1-for-10 reverse split of the Issuer's Common Stock in July 2001. The Issuer's old CUSIP number was 04315D103.

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-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      PAGE 2 OF 7 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Constellation Venture Capital, L.P.
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                                 5.     SOLE VOTING POWER

        NUMBER OF
         SHARES                ------------------------------------------------
      BENEFICIALLY               6.     SHARED VOTING POWER
        OWNED BY
          EACH                          226,379**
        REPORTING               ------------------------------------------------
         PERSON                  7.     SOLE DISPOSITIVE POWER
          WITH

                                ------------------------------------------------
                                 8.     SHARED DISPOSITIVE POWER

                                        226,379**
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            226,379**
--------------------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]

--------------------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.4%
--------------------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------


---------------
** All share numbers have been adjusted to reflect a 1-for-10 reverse split of the Issuer's Common Stock in July 2001.

-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      PAGE 3 OF 7 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Constellation Ventures (BVI)
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            British Virgin Islands
--------------------------------------------------------------------------------
                                 5.     SOLE VOTING POWER

        NUMBER OF
         SHARES                ------------------------------------------------
      BENEFICIALLY               6.     SHARED VOTING POWER
        OWNED BY
          EACH                          48,734**
        REPORTING               ------------------------------------------------
         PERSON                  7.     SOLE DISPOSITIVE POWER
          WITH

                                ------------------------------------------------
                                 8.     SHARED DISPOSITIVE POWER

                                        48,734**
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            48,734**
--------------------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]

--------------------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.4%
--------------------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------


---------------
** All share numbers have been adjusted to reflect a 1-for-10 reverse split of the Issuer's Common Stock in July 2001.

-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      PAGE 4 OF 7 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Clifford H. Friedman
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                                 5.     SOLE VOTING POWER

        NUMBER OF
         SHARES                ------------------------------------------------
      BENEFICIALLY               6.     SHARED VOTING POWER
        OWNED BY
          EACH                          275,113**
        REPORTING               ------------------------------------------------
         PERSON                  7.     SOLE DISPOSITIVE POWER
          WITH

                                ------------------------------------------------
                                 8.     SHARED DISPOSITIVE POWER

                                        275,113**
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            275,113**
--------------------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]

--------------------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.7%
--------------------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------


---------------
** All share numbers have been adjusted to reflect a 1-for-10 reverse split of the Issuer's Common Stock in July 2001.

-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      PAGE 5 OF 7 PAGES
-------------------                                            -----------------


EXPLANATORY NOTE

     This Amendment No. 1 to Schedule 13G, originally filed with the Securities and Exchange Commission on August 9, 2001 (the "Schedule 13G"), is being filed solely for the purpose of correcting a clerical error in the allocation of the ownership of the shares of Common Stock of ARTISTdirect, Inc. ("Issuer") held by Constellation Venture Capital, L.P. and Constellation Ventures (BVI) set forth on the Schedule 13G. There are no changes in the aggregate beneficial ownership of the Issuer's Common Stock by Constellation Venture Capital, L.P., Constellation Ventures (BVI) or Clifford H. Friedman.

     ITEM 1(a).  NAME OF ISSUER:

                 ARTISTdirect, Inc.

     ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 5670 Wilshire Boulevard, Suite 200
                 Los Angeles, CA  90036

     ITEM 2(a).  NAME OF PERSON FILING:

                 See respective cover pages

     ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

                 575 Lexington Avenue
                 New York, NY 10022

     ITEM 2(c).  CITIZENSHIP

                 Constellation Venture Capital, L.P. is a limited partnership organized under the laws of the United States. Constellation Ventures (BVI) is an international business company organized under the laws of the British Virgin Islands. Clifford H. Friedman is a citizen of the United States.

     ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                 Common Stock, par value $0.01 per share

     ITEM 2(e).  CUSIP NUMBER:

                 04315D400*

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable



-------------
* This is the new CUSIP number that was assigned to the Issuer after a 1-for-10 reverse split of the Issuer's Common Stock in July 2001. The Issuer's old CUSIP number was 04315D103.

-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      PAGE 6 OF 7 PAGES
-------------------                                            -----------------


     ITEM 4.     OWNERSHIP.

                 (a)   Amount Beneficially Owned: See respective cover pages

                 (b)   Percent of Class: See respective cover pages

                 (c)   Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote:
                             See respective cover pages

                       (ii)  shared power to vote or to direct the vote:
                             See respective cover pages

                       (iii) sole power to dispose or to direct the disposition
                             of: See respective cover pages

                       (iv) shared power to dispose or to direct the disposition of: See respective cover pages

       ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 Not Applicable

       ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable

       ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                 Not Applicable

       ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 See Exhibit A

       ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable

       ITEM 10.  CERTIFICATIONS.

                 Not Applicable


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CUSIP NO. 04315D400                   13G                      PAGE 7 OF 7 PAGES
-------------------                                            -----------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Constellation Venture Capital, L.P.

                                                      October 26, 2001
                                             -----------------------------------
                                                            Date

                                             /s/ CLIFFORD H. FRIEDMAN
                                             -----------------------------------
                                                        (Signature)

                                             Name:  Clifford Friedman
                                             Title: Managing Partner


                                                Constellation Ventures (BVI)

                                                      October 26, 2001
                                             -----------------------------------
                                                            Date

                                             /s/ CLIFFORD H. FRIEDMAN
                                             -----------------------------------
                                                        (Signature)

                                             Name:  Clifford Friedman
                                             Title: Managing Partner


                                             Clifford H. Friedman

                                                      October 26, 2001
                                             -----------------------------------
                                                            Date

                                             /s/ CLIFFORD H. FRIEDMAN
                                             -----------------------------------
                                                        (Signature)

                                    EXHIBIT A

                             MEMBERS OF FILING GROUP


Constellation Venture Capital, L.P.***

Constellation Ventures (BVI)***

Clifford H. Friedman***



-----------------
*** Constellation Venture Capital, L.P. and Constellation Ventures (BVI) are affiliated entities. Clifford H. Friedman is President and Chief Executive Officer of Constellation Ventures (BVI) and a member of Constellation Ventures Management, LLC, the general partner of Constellation Venture Capital, L.P.